EXHIBIT 99.1

PRESS RELEASE	Nephros, Inc. 41 Grand Ave River Edge, NJ 07661 T: 201. 343. 5202 F: 201. 343. 5207 www.nephros.com

Nephros Reports Third Quarter 2013 Financial Results and Completes Bridge Financing

RIVER EDGE, NJ, November 14, 2013 /PR Newswire-FirstCall/ -- Nephros, Inc. (OTC Bulletin Board:NEPH), a commercial stage medical device company that develops and sells high performance liquid purification ultrafilters, announced today financial results for the three and nine months ended September 30th 2013 and that the company entered into a bridge loan and security agreement with Lambda Investors LLC, an affiliate of Wexford Capital LP and the company’s largest shareholder.

Financial Performance for the Third Quarter Ended September 30, 2013

Total net revenues for the three months ended September 30, 2013 were approximately $418,000 compared to approximately $604,000 for the three months ended September 30, 2012. Total net revenues decreased by approximately $186,000, or 31%. Overall, the key business segments of dialysis water and hospital water revenue increased by approximately $45,000 for the three months ended September 30, 2013. There were no Military sales in the three months ended September 30, 2013 as compared with $114,000 of Military sales in the same period in 2012, in addition to which approximately $127,000 of anticipated sales credits are recorded to reflect the impact of a voluntary product recall of point of use filters (POU) announced on October 30, 2013. The overall product revenue decrease of $196,000, or 45%, is offset partially by an increase of approximately $10,000 as a result of increased licensing revenue related to the Bellco license agreement.

Total operating expenses for the quarter ended September 30, 2013 were $837,000 compared with $1,266,000 for the quarter ended September 30, 2012. The decrease was primarily driven by decreases in legal, accounting and professional services fees as well as personnel costs during the quarter ended September 30, 2013 compared to the quarter ended September 30, 2012.

Net loss for the quarter ended September 30, 2013 was $611,000, or $0.03 per share (based on 17.8 million weighted average shares outstanding) compared to $853,000, or $0.07 per share (based on 11.6 million shares outstanding) for the quarter ended September 30, 2012. As of September 30, 2013, the Company had approximately 18.0 million shares outstanding.

Nephros ended the third quarter of 2013 with cash and cash equivalents of $168,000.

Bridge Financing

On November 12, 2013, the company issued a six-month 12% senior secured note to Lambda Investors in the principal amount of $1,500,000.

Under the terms of the note, the company has undertaken to conduct a $2.75 million rights offering of common stock at an anticipated offering price of $0.30 per share. All of the company’s stockholders and warrantholders will be eligible to participate in the offering on a pro rata basis based upon their proportionate ownership of the company’s common stock on an as converted basis. The note requires the company to repay the bridge loan with the proceeds from the rights offering or any other financing transaction. In connection with the proposed rights offering, Nephros will file a registration statement on Form S-1, as may be amended, with the Securities and Exchange Commission (the “SEC”). The securities offered in the rights offering may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to their registration or qualification under the securities laws of any such state.

Dialysis and Hospital Applications – Ultrafilters

We believe that more stringent standards for dialysis water purity from the Association for the Advancement of Medical Instruments (AAMI), bundling of dialysis reimbursement payments, and the Affordable Care Act initiatives can provide positive momentum for increased adoption of Nephros ultrafiltration products.

On October 30, 2013, Nephros announced the voluntary recalls of its point of use (POU) and DSU in-line ultrafilters used in hospital water treatment applications. As a result, the Company recalled all production lots of its POU filters, and also requested that customers remove and discard certain labeling/promotional materials for the products. In addition, the Company also requested, for the DSU in-line ultrafilter, that customers remove and discard certain labeling/promotional materials for the product. These voluntary recalls do not affect the Company’s dialysis products. The Company is working towards a resolution of the issues raised by the U.S. Food and Drug Administration (FDA). The Company is unable to predict at this time what additional effect this recall might have on its business, financial condition, future prospects or reputation or whether the Company may be subject to future actions from the FDA.

Military Applications – Ultrafilters

In response to a Special Notice Announcement from the U.S. Army, Nephros submitted its Individual Water Purification Device (IWPD) containing the Nephros proprietary ultrafilter technology for consideration as part of a standard issue personal hydration pack for soldiers in the field. Nephros has been informed by the Military Government Review Agency that its IWPD has been validated to meet the military’s NSF P248 standard as a microbiological water treatment device for military operations. The IWPD was evaluated by approximately 100 U.S. Marines and a Military Assessment Team. To date, Nephros has shipped approximately 2,000 IWPDs to the U.S. armed forces, equating to approximately $200,000 of sales. In January 2013, the U.S. Army issued a request for proposal (RFP) relating to IWPDs; Nephros submitted its response to this RFP on February 25, 2013. On March 29, 2013, we received notification from the U.S. Army that the Government has completed the initial evaluation of our proposal and found Nephros to be within the competitive range to commence negotiations. We also received a request for 180 of our IWPDs to be used as test assets during the Limited User Evaluation (LUE) phase of the source selection. The U.S. Army may award several, one or no contracts as a result of this solicitation. The maximum quantity of all contracts combined is not to exceed 450,000 units or $45,000,000 over a 3 year period. As of November 5th, we confirmed with the U.S. Army that the RFP LUE period was still ongoing. The LUE must be completed before an award is made, if at all. We can provide no assurances that our RFP proposal will be accepted or that we will sell any products to the U.S. Army or U.S. Marines.

European Hemodiafiltration

Under the licensing agreement with Bellco, S.r.l., Nephros received the third and final installment payment of €600,000 on January 15, 2013. Beginning on January 1, 2015 until December 31, 2016, Nephros will receive royalty payments from Bellco’s sales of mid-dilution filters as part of the license agreement. During the license period, Nephros no longer recognizes sales from the licensed territory, but rather licensing revenue and royalty payments.

U.S. On-line Mid-dilution Hemodiafiltration

In April 2012, Nephros received FDA 510(k) clearance to market the Company’s online mid-dilution hemodiafiltration (mid HDF) system in the U.S. for the treatment of patients with chronic renal failure when used with a UF controlled hemodialysis machine that provides ultrapure dialysate in accordance with current AAMI/ANSI/ISO standards. Nephros intends to pursue a limited launch of its mid-HDF system prior to expanding into the broader market. We are currently preparing our mid-HDF system for a scaled market release and expect to have 10 units placed in a select number of dialysis clinics in December of 2013 following final site clearance. In parallel, Nephros continues to explore opportunities to leverage the resources of a strategic partner to most effectively address the market. There are more than half a million patients in the U.S. whose kidneys have failed requiring them to seek treatment. Of these, approximately 370,000 are receiving hemodialysis. In 2009 the total medical care costs for Chronic Renal Failure reached $42.5 billion. The Nephros mid-HDF system is the only FDA-cleared online mid-dilution HDF therapy available in the U.S.

Nephros continues to evaluate a range of additional commercial, industrial, and military opportunities for its ultrafiltration technology

About Nephros, Inc.

Nephros is a commercial stage medical device company that develops and sells high performance liquid purification filters. Our filters, which we call ultrafilters, are primarily used in dialysis centers and healthcare facilities for the production of ultrapure water and bicarbonate.

We were founded in 1997 by healthcare professionals affiliated with Columbia University Medical Center/New York-Presbyterian Hospital to develop and commercialize an alternative method to hemodialysis (HD). In 2009, we began to extend our filtration technologies to meet the demand for liquid purification in other areas, in particular water purification.

Presently, we offer seven types of ultrafilters for sale to customers in four markets:

•	Dialysis Centers – Water/Bicarbonate: Treatment of both water and bicarbonate for the production of ultrapure dialysate

•	Hospitals and Other Healthcare Facilities: As part of a multi-barrier approach to help minimize exposure to waterborne contaminants

•	Military: Highly compact, individual water purification devices used by soldiers to produce safe drinking water in the field

•	Dialysis Centers – Blood: Clearance of toxins from blood using an alternative method to HD in patients with chronic renal failure

For more information about Nephros, please visit the company’s website at www.nephros.com.

Forward-Looking Statements

This press release contains certain “forward-looking statements.” Such statements include statements that are not historical facts, including statements which may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond our control. Actual results may differ materially from the expectations contained in the forward looking statements. Factors that may cause such differences include, but are not limited to, the risks that:

•	we may not be able to continue as a going concern;

•	the voluntary recalls of point of use (POU) and DSU in-line ultrafilters used in hospital water treatment applications and the related circumstances could subject us to claims or proceedings which may adversely impact our sales and revenues;

•	we face significant challenges in obtaining market acceptance of our products, which could adversely affect our potential sales and revenues;

•	there are product-related deaths or serious injuries or product malfunctions, which could trigger recalls, class action lawsuits and other events that could cause us to incur expenses and may also limit our ability to generate revenues from such products;

•	we face potential liability associated with the production, marketing and sale of our products, and/or the expense of defending against claims of product liability, could materially deplete our assets and generate negative publicity which could impair our reputation;

•	to the extent our products or marketing materials are found to violate any provisions of the FDC Act or any other statutes or regulations, then we could be subject to enforcement actions by the FDA or other governmental agencies;

•	we may not be able to obtain funding if and when needed or on terms favorable to us in order to continue operations;

•	we may not have sufficient capital to successfully implement our business plan;

•	we may not be able to effectively market our products;

•	we may not be able to sell our water filtration products or chronic renal failure therapy products at competitive prices or profitably;

•	we may encounter problems with our suppliers, manufacturers and distributors;

•	we may encounter unanticipated internal control deficiencies or weaknesses or ineffective disclosure controls and procedures;

•	we may not obtain appropriate or necessary regulatory approvals to achieve our business plan;

•	products that appeared promising to us in research or clinical trials may not demonstrate anticipated efficacy, safety or cost savings in subsequent preclinical or clinical trials;

•	we may not be able to secure or enforce adequate legal protection, including patent protection, for our products; and

•	we may not be able to achieve sales growth in key geographic markets.

More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements, including the forward-looking statements in this press release, is set forth in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and our other periodic reports filed with the SEC. We urge you to read those documents free of charge at the SEC’s web site at www.sec.gov. We do not undertake to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise, except as required by law.